Exhibit 10.9
AMENDED AND RESTATED
NORTHWEST SAVINGS BANK AND AFFILIATES UPPER
MANAGERS’ BONUS DEFERRED COMPENSATION PLAN
Preamble
     This Amended and Restated Northwest Savings Bank and Affiliates Upper Managers’ Bonus Deferred Compensation Plan (the “Plan”), effective January 1, 2005 (the “Effective Date”) updates and revises the Managers’ Bonus Deferred Compensation Plan of Northwest Savings Bank and Affiliates (the “Predecessor Plan”), which was effective as of July 1, 2000 and was amended effective as of July 1, 2001 solely to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder. The Plan was frozen, effective December 31, 2005, with the effect that the Participants’ existing and outstanding elections to defer compensation shall be subject to the terms of this Plan. The Board has designated the following affiliates of the Bank as eligible to participate in the Plan effective from July 1, 2000: Northwest Consumer Discount Company; Jamestown Savings Bank.
ARTICLE I
Definitions
     “Board” means the Board of Directors of Northwest Savings Bank.
     “Bank” or “Northwest” means Northwest Savings Bank, a Pennsylvania corporation, and its corporate successors, and such of its affiliated corporations as the Board determines to make eligible for the Plan, by duly adopted resolution.
     “Disability” means the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (c) is determined to be disabled by the Social Security Administration.
     “Eligible Affiliate” means an affiliated corporation of the Bank which the Board has determined by duly adopted resolution to be eligible for the Plan.
     “Eligible Employee” means a member of the upper management of the Bank or of an Eligible Affiliate at Grade Level 16 or above who is eligible to receive an annual management incentive bonus.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Distribution” means the earlier of the Participant’s (a) voluntary Separation from Service; (b) involuntary Separation from Service for a period of six consecutive months; (c) death; or (d) Disability.
     “Participant” means an Eligible Employee who elects to defer compensation pursuant to the Plan and who retains, or whose beneficiaries retain, benefits under the Plan in accordance with its terms.
     “Plan” means the Amended and Restated Northwest Savings Bank and Affiliates Upper Managers’ Bonus Deferred Compensation Plan as it may be amended from time to time.
     “Plan Administrator” means the human resources department of the Bank.

     “Separation from Service” or “Separates from Service” means the Participant’s retirement, Disability, death or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 6 months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six (6)-month period. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank).
     “Specified Employee” means a “key employee” of the Bank within the meaning of Code Section 416(i) without regard to paragraph 5 thereof (i.e., generally, employees making more than $150,000 per year, as adjusted annually by the IRS), determined in accordance with Treasury Regulation 1.409A-1(i).
     “Year” (unless otherwise specified) means the Bank’s fiscal year, which runs from July 1 through June 30.
ARTICLE II

Deferral of Compensation
Section 2.01. Deferral Elections. Each Eligible Employee may elect each year to defer the dollar amount or percentage of his annual bonus which he specifies in a Deferral Election Form which he executes in the form of Exhibit 1 hereto and files with the Plan Administrator. Such Deferral Election shall apply only to the annual bonus which the Eligible Employee earns in the fiscal year which follows that in which he executes and files his Deferral Election Form. In addition, in the year in which an employee first becomes eligible to participate in the Plan, including the year in which the Plan is first adopted by the Bank, if the Eligible Employee executes and files his Deferral Election within 30 days of first becoming Eligible to participate, such Deferral Election shall also apply to the annual bonus which the Eligible Employee earns in the fiscal year in which his Deferral Election is filed. Once made, a Deferral Election shall be irrevocable and shall remain in effect for the fiscal year with respect to which it was executed, except that the Participant shall retain the right to change his designation of beneficiaries with respect to any Deferral Election at any time, upon filing a duly executed beneficiary designation form with the Plan Administrator in accordance with Section 5.02. Notwithstanding the foregoing, effective December 31, 2005, the Plan is hereby frozen so that no further elections to defer compensation shall be permitted under the Plan.
ARTICLE III
Accumulation of Deferred Compensation
Section 3.01. Participant Accounts. The dollar amount of annual bonus deferred pursuant to each Deferral Election executed and filed by each Participant hereunder shall be credited as of the end of the calendar month in which such bonus is payable to such Participant to an unfunded book reserve account (the “Deferred Compensation Account”) and shall be recorded on the financial books and records of the Bank as a deferred compensation liability in the names of the respective Participants.
Section 3.02. Interest on Accounts. The Deferred Compensation Accounts of each Participant having a credit balance shall earn interest at the annual earnings rate paid on the Bank’s five (5) year certificates of deposit as of the end of the preceding fiscal year. Such interest shall be credited on or before the last business day of each calendar quarter on the average credit balance held in each Participant’s Deferred Compensation Account during that quarter.
ARTICLE IV
Event of Distribution
Section 4.01. Event of Distribution. Within 30 days following the Event of Distribution, the aggregate amount of his Deferred Compensation Account shall become payable to the Participant (or his designated beneficiary) in accordance with Article V.
Section 4.02. Unforeseeable Emergency. In addition to the Event of Distribution, a portion of the Deferred Compensation Account of any Participant shall be payable to him or to any of his beneficiaries in the event of an unforeseeable emergency that is caused by an event beyond the control of the Participant or beneficiary and that would result in severe financial hardship to the individual if early withdrawal were not permitted. Any early withdrawal pursuant to this section is limited to the amount necessary to meet the emergency, which cannot be met from other resources, such as insurance, savings or borrowing.. Such withdrawal shall be made within 30 days following the date on which the Bank determines that the Participant has suffered an unforeseeable emergency.
Section 4.03. Definition of Unforeseeable Emergency. Conditions which warrant approval of a Participant’s (or beneficiary’s) application for early withdrawal on account of unforeseeable emergency are limited to cases of severe financial hardship to the Participant (or to his spouse, beneficiary, or dependent as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)) resulting from a sudden and unexpected illness or accident, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Early withdrawal may not be made to the extent that the financial hardship to the Participant (or to his beneficiary) is or may be relieved —
(a)	through reimbursement or compensation by insurance or otherwise;

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(c)	cessation of deferrals under this Plan.
The need to send a Participant’s dependent to college or to purchase a home are not considered an unforeseeable emergency. Amounts withdrawn may not be returned to the Plan. Withdrawals will be subject to Federal income tax. A Participant may include in his hardship withdrawal the amount of taxes he will incur as a result of it.
Participants who make a hardship withdrawal may not make Elective Deferrals or other contributions to the Plan for twelve months following receipt of a hardship distribution.

ARTICLE V
Payment of Deferred Compensation
Section 5.01. Payment of Account Balances. The current balance of the Participant’s Deferred Compensation Account shall be payable in a single cash lump sum distribution within 30 days following the occurrence of the Event of Distribution, unless the Participant elects otherwise in accordance with Section 5.04 below. Notwithstanding the foregoing, in the event that the Participant dies, the current balance in the Participant’s Deferred Compensation Account as of the Participant’s date of death shall be paid to the Participant’s designated beneficiary(ies). Such benefit shall commence within 30 days following the date of the Participant’s death and shall be payable in a lump sum distribution.
Section 5.02. Designation of Beneficiaries. Each Participant shall have the right to designate beneficiaries using the Beneficiary Designation Form attached hereto as Exhibit 2. The designated beneficiaries are to succeed to his right to receive future payments hereunder in the event of his death. In case of a failure of designation or the death of a designated beneficiary without a designated successor, distribution shall be made to the Participant’s estate. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated, and filed with the Plan Administrator. Beneficiaries may be changed without the consent of any prior beneficiaries. Payment of a deceased Participant’s Deferred Compensation Account to his designated beneficiary may be made in a single sum or over a period less than the number of years designated by the deceased Participant, as determined by the Plan Administrator in its unfettered discretion.

Section 5.03. Delay in the Commencement Date for Payment of Benefits. Notwithstanding the foregoing, if the Participant is a Specified Employee and the distribution under the Plan is due to Separation from Service (other than due to death or Disability), then solely to the extent necessary to avoid penalties under Code Section 409A, no distribution shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service.
Section 5.04. Transition Year Election for Participants. Notwithstanding the foregoing, a Participant may elect a specified date on which the current balance of the Participant’s Deferred Compensation Account will be paid by filing with the Bank a Transition Year Election Form, attached hereto as Exhibit 3, on or before December 31, 2008.
ARTICLE VI
General
Section 6.01. Benefits Not Assignable. The right of any Participant or beneficiary of a Participant in any benefit or to any payment hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of any Participant or of any Participant’s beneficiaries.

Section 6.02. No Trust or Fiduciary Relationship; Unfunded Accounts. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. All liabilities created under this Plan for compensation deferred by Participants hereunder shall be unfunded for purposes of federal income taxes and for purposes of Title I of ERISA. Nothing contained herein shall be construed as giving any Participant or any beneficiary of a Participant, any right to or title in the Deferred Compensation Accounts maintained in his name, or in any other assets of the Bank, which shall at all times be subject to the claims of general creditors of the Bank. The right of any Participant or beneficiary to any benefits or Accounts hereunder is exclusively contractual.
Section 6.03. Usage. All references to the masculine pronoun herein shall mean or include the feminine pronoun as appropriate or as required by the context. The plural shall include the singular and vice versa.
Section 6.04. Plan Administration. The Plan Administrator shall have the full power and authority to interpret, construe, and administer this Plan, and such interpretation, construction and administration shall be conclusive on all Participants and beneficiaries. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania to the extent not pre-empted by ERISA.
Section 6.05. Exculpatory Provision. No member of the Board or of the Plan Administrator and no officer or employee of the Bank shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Bank be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Bank.
Section 6.06. No Contract of Employment. This Plan shall not be deemed to constitute a contract of employment between the parties hereto nor shall any provision hereof restrict the right of the Bank or an Eligible Affiliate to discharge the employee or restrict the right of the employee to terminate his or her employment.
Section 6.07. Taxes. The Bank may withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect. Moreover, the Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.
ARTICLE VII
Claims Procedure

Section 7.01. General. Any claim for any payment due under the Plan shall be filed by the Participant or beneficiary (“claimant”) in the manner prescribed by the Plan Administrator.
Section 7.02. Denials. If a claim for a payment requested under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Plan Administrator within a reasonable period of time after receipt of the claim by the Plan Administrator.
Section 7.03. Notice. Any claimant who is denied a claim for payment requested under the Plan shall be furnished written notice setting forth:
(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent provision of the Plan upon which the denial is based;

(c)	a description of any additional material or information necessary of the claimant to perfect the claim; and

(d)	an explanation of the claim review procedure under the Plan.
Section 7.04. Appeals Procedure. In order that a claimant may appeal a denial of a claim, the claimant or the claimant’s duly authorized representative may:
(a)	request a review by written application to the Plan Administrator, or its designee, no later than 60 days after receipt by the claimant of written notification of denial of a claim;

(b)	review pertinent documents; and

(c)	submit issues and comments in writing.
Section 7.05. Review. A decision on review of a denied claim shall be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for a review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.
ARTICLE VIII
Amendment and Termination of the Plan
Section 8.01. General. The Plan may be amended in whole or in part or terminated from time to time by the Board, provided that no amendment or termination may divest any Participant or beneficiary of rights to deferred compensation earned and accumulated in the Plan at the time of such amendment or termination.
Section 8.02. Notice. Notice of every such amendment shall be given in writing to each Participant and beneficiary of a deceased Participant.
Section 8.03 Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his or her benefit as if the Participant had Separated from Service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Bank may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b) The Bank may terminate the Plan by irrevocable Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12months of the date of the termination of the arrangements. For purposes herein, the definition of “Change in Control” shall be defined in accordance with Code Section 409A.
(c) The Bank may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation 1.409A-1(c) if the

Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation 1.409A-1(c) if the Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.
     IN WITNESS WHEREOF, the Bank has signed this amended and restated Plan on the date set forth below, with the intention of bringing the Plan into compliance with Code Section 409A.

NORTHWEST SAVINGS BANK

December 17, 2008	By:	/s/ William Wagner
Date

EXHIBIT 1
AMENDED AND RESTATED
NORTHWEST SAVINGS BANK AND AFFILIATES UPPER
MANAGERS’ BONUS DEFERRED COMPENSATION PLAN
DEFERRAL ELECTION FORM
[NOTE: DO NOT USE THIS FORM AFTER DECEMBER 31, 2005 BECAUSE THE PLAN HAS BEEN FROZEN; IT IS HERE ONLY FOR HISTORICAL REASONS]

Participant’s Name:

          ELECTION. Pursuant to the Amended and Restated Northwest Savings Bank (the “Bank”) and Affiliates Upper Managers’ Bonus Deferred Compensation Plan (“Plan”) which I acknowledge I have received a copy, I hereby elect to defer receipt of $                                         or                     % of the annual management incentive bonus which is declared and payable to me by the Bank in the fiscal year immediately following that in which this Deferral Election Form is delivered to the Plan Administrator.
          In the fiscal year in which I first become eligible to participate in the Plan this Deferral Election Form shall also apply to the manager’s bonus otherwise due to me from the Bank for the fiscal year in which this Deferral Election Form is filed with the Bank, provided that it is delivered to the Plan Administrator within 30 days of my first becoming eligible to participate in the Plan.
          Capitalized terms which are not defined herein shall have the same meaning as set forth in the Plan.

Date	Participant

Date	Duly Authorized Officer of the Bank

EXHIBIT 2
AMENDED AND RESTATED
NORTHWEST SAVINGS BANK AND AFFILIATES UPPER
MANAGERS’ BONUS DEFERRED COMPENSATION PLAN
BENEFICIARY DESIGNATION FORM

Print Name:

I hereby designate the following Beneficiary(ies) to receive my benefits under the Plan, following my death:

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

     This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. This Beneficiary Designation is revocable.

Date	Participant

Date	Duly Authorized Office of the Bank

EXHIBIT 3
AMENDED AND RESTATED
NORTHWEST SAVINGS BANK AND AFFILIATES UPPER
MANAGERS’ BONUS DEFERRED COMPENSATION PLAN
TRANSITION YEAR ELECTION FORM
Instructions: Due to IRS rules, if you are participating in the Amended and Restated Northwest Savings Bank and Affiliates Upper Managers’ Bonus Deferred Compensation Plan (the “Plan”) you may complete this form by no later than December 31, 2008 to elect the specified date on which your benefit will commence under the Plan. You may not use this form to change the time of payment of your benefits under the Plan that are scheduled to be made to you in 2008, or otherwise to cause payments to be made to you in 2008. Capitalized terms which are not defined herein shall have the same meaning as set forth in the Plan.

Print Name:

Pursuant to Section 5.04 of the Plan I hereby elect for the entire balance of my Deferred Compensation Account to be paid upon either (please choose one):
                               A specified date of                                          , 20___.
                               My Event of Distribution (i.e., the earlier of my: (i) involuntary Separation from Service for a period of six consecutive months; (ii) voluntary Separation from Service; (iii) death; or (iv) Disability)
I understand that if I fail to timely file this Transition Year Election Form with the Bank on or before December 31, 2008, I will be deemed to have elected to receive the entire balance of my Deferred Compensation Account upon my Event of Distribution.

Date	Participant

Date	Duly Authorized Officer of the Bank